DUNE ENERGY, INC.
                         3050 Post Oak Blvd., Suite 695
                              Houston, Texas 77056

                                                                   June 20, 2006

Securities and Exchange Commission
Division of Corporation Finance, Mail Stop 7010
100 F. Street, N.E.
Washington, D.C. 20649
Attention: H. Roger Schwall, Assistant Director

      RE:   Dune Energy, Inc. (the "Company");
            Form SB-2 of the Company (the "SB-2"),
            File No. 333-132978, originally filed April 4, 2006, Amendment No. 1 to Form SB-2 filed May 19, 2006 and Amendment No. 2 to Form SB-2 filed June 1, 2006

Dear Sirs:

      Dune Energy, Inc. hereby withdraws its acceleration request, dated June 19, 2006, to the Commission with respect to the above-referenced Registration Statement on Form SB-2 until such time as the Company will deliver a further acceleration request with respect to the SB-2.

                                       Very truly yours,

                                       DUNE ENERGY, INC.


                                       By: /s/ Hugh Idstein
                                           -------------------------------------
                                           Hugh Idstein, Chief Financial Officer